                                                                   EXHIBIT 10.76

                         CHARTWELL REINSURANCE COMPANY

                WORKERS COMPENSATION QUOTA SHARE RETROCESSIONAL
                                TREATY AGREEMENT

                          EFFECTIVE: September 1, 1995



                               TABLE OF CONTENTS

         ARTICLE                    SUBJECT                    PAGE(S)
         -------                    -------                    -------
                            Preamble                              1
           1                Application of Agreement              1
           2                Cover                                 1-2
           3                Commencement and Termination          2-3
           4                Exclusions                            3-4
           5                Territory                             4
           6                Definitions                           5-6
           7                Reinsurance Premium and Commissions   6-7
           8                Profit Commission                     7
           9                Reports and Remittances               7
          10                Other Reinsurance                     8
          11                Losses and Loss Adjustment Expenses   8-9
          12                Extra Contractual Obligations         9-10
          13                Excess Limits Liability               10
          14                Insolvency                            10-11
          15                Offset                                11
          16                Currency                              11
          17                Errors and Omissions                  11
          18                Salvage and Subrogation               12
          19                Amendments                            12
          20                Access to Records                     12
          21                Arbitration                           12-14
          22                Reserves and Taxes                    14
          23                Commutation                           14
          24                Headings                              14
          25                Loss Funding                          14-15
          26                Intermediary                          15

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             WORKERS COMPENSATION QUOTA SHARE RETROCESSIONAL TREATY
                                   AGREEMENT

This Agreement is made and entered into by and between CHARTWELL REINSURANCE COMPANY, (hereinafter referred to as the "Retrocedant") in respect of original business underwritten by RISCORP Management Services (hereinafter referred to as the "Underwriting Manager") on behalf of VIRGINIA SURETY COMPANY INC. (hereinafter referred to as the "Original Company"), and RISCORP INSURANCE COMPANY, Sarasota, Florida (hereinafter referred to as the "Retrocessionaire").

WITNESSETH:

The Retrocessionaire hereby reinsures the Retrocedant to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations hereinafter set forth and nothing hereinafter shall in any manner create any obligations or establish any rights against the Retrocessionaire in favor of any third parties or any persons not parties to this Agreement.

                                   ARTICLE I

APPLICATION OF AGREEMENT

A. This Agreement applies only to Workers Compensation and Employers Liability insurance business, except as excluded under Article 4 of this Agreement, which is produced, underwritten, issued and serviced on behalf of the Original Company by RISCORP Management Services, Inc., Sarasota, Florida (hereinafter referred to as the "Underwriting Manager") pursuant to Underwriting Management Agreement No. VSC 1995-4 (hereinafter referred to as the "Underwriting Management Agreement") between the Original Company and the Underwriting Manager, and reinsured by the Retrocedant.

B. The Original Company has agreed to keep a copy of the Underwriting Management Agreement (or successor agreement) on file with the Retrocedant and Retrocessionaire, and the Original Company shall provide written notice to and obtain the prior approval of the Retrocedant and Retrocessionaire of any change in the Underwriting Management Agreement no later than 45 days prior to the intended date of implementation.

                                   ARTICLE 2

COVER

A. The Retrocedant is obligated, to cede to the Retrocessionaire, and the Retrocessionaire is obligated to accept as reinsurance from the Retrocedant (in respect of the Original Quota Reinsurance Agreement, hereinafter referred to as



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

     the "Original Reinsurance Agreement", between Virginia Surety Company and Chartwell Reinsurance Company), 50% of the liability hereunder as respects original policies ceded under the Original Reinsurance Agreement.

B. The Retrocessionaire agrees to pay all losses and loss adjustment expense in respect to the business retained by the Retrocedant in excess of a pure loss ratio of 105%, calculated by dividing Paid Loss and Loss Adjustment Expense by Gross Net Earned Premium.

C. The Retrocessionaire agrees to pay to the Retrocedant 100% of all ceding commission costs greater than 30% under the Original Reinsurance Agreement. Ceding Commission items shall include agent's commissions, taxes, assessments, residual market loads, etal. plus 6% of all premiums ceded under the Original Reinsurance Agreement which the Retrocedant is obligated to pay to the Original Company.

D. The Retrocessionaire's liability will begin obligatorily and simultaneously with that of the Retrocedant and all reinsurance ceded hereunder will be subject to the same terms, rates, conditions, interpretations, waivers, modifications, alterations and cancellations as the respective policies of the Original Company insofar as they relate to the business in the Original Reinsurance Agreement and covered hereunder. The liability of the Retrocessionaire will extend to any policy coverage required of the Retrocedant by any legislative, regulatory or judicial body or arbitration proceedings

                                   ARTICLE 3

COMMENCEMENT AND TERMINATION

A. This Agreement shall take effect as of 12:01 A.M. Standard Time (as defined in the Original Company's policies), September 1, 1995 and will remain in force and effect for one year, expiring at 12:01 A.M. Standard Time, September 1, 1996 unless terminated before that as hereinafter provided.

B. Either party may terminate this Agreement at any time by giving at least 90 days notice in writing, stating therein the date on which termination shall become effective. During any such period of notice, the Retrocessionaire will remain bound by the terms of the Agreement. In the event of termination prior to the end of a calendar month, the last partial month shall be added to the last complete month and considered one month for the purposes of this Agreement.

C. Upon the expiration or termination of this Agreement, the Retrocessionaire will remain liable for all policies in force under the Original Reinsurance Agreement until their natural expiration or renewal dates, whichever comes first. Alternatively, at the expiration or termination of the Agreement the Original



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     Company may elect to terminate the Retrocedant's liability on a cut-off basis as of the date of expiration or termination, and termination hereunder shall follow the Original Reinsurance Agreement in like manner. If cut-off basis is elected, the Retrocessionaire will have no further liability hereunder for losses occurring subsequent to the expiration or termination of this Agreement, in consideration of which the Retrocessionaire shall return to the Retrocedant the unearned premium (calculated on the monthly pro rata basis) as of the expiration or termination date, less commission previously allowed thereon.

D. Every notice of termination shall be given by certified letter addressed to the intended recipient as set forth in the Preamble of this Agreement. In determining whether the requisite number of days' notice has been given in any case, the date of termination shall be counted but the date of mailing shall not.

E. Notwithstanding the expiration or termination of this Agreement as herein above provided, the provisions of this Agreement shall continue to apply to all unfinished business hereunder to the end that all obligations and liabilities incurred by each party hereunder prior to such expiration or termination shall be fully performed and discharged.

                                   ARTICLE 4

EXCLUSIONS

A. The reinsurance provided under this Agreement is subject to the exclusions set forth below and shall not cover said excluded risks, hazards and coverages unless individually submitted by the Retrocedant to the Retrocessionaire for inclusion hereunder, and, if specially accepted by the Retrocessionaire, such business shall then be covered under the terms of this Agreement, except as such terms shall be modified by such acceptance.

B.   The reinsurance provided under this Agreement does not apply to:

     1. All reinsurance assumed by the Retrocedant except for that reinsurance assumed under the Original Agreement.

     2. Risks involving a nuclear facility or nuclear material, spent fuel or waste as defined in the Nuclear Incident Exclusion Clause, except for the use of radioactive isotopes.

     3. Liability of the Original Company arising by contract from its voluntary participation or membership in any insolvency fund. "Insolvency Fund" includes any guarantee fund, insolvency fund, plan, pool, association, fund or other facility which provides for the assessment of, payment by, or assumption by the Retrocedant of a part or the whole of any claim, debt,



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              charge, fee or other obligations of an insurer, or its successors or assigns, which has been declared insolvent by any authority having jurisdiction. This exclusion shall not apply to assessments arising by operations of law or involuntary membership or participation in any insolvency fund.

     4. Business voluntarily derived from any Pool, Association, including Joint Underwriting Association, Syndicate, Exchange, Plan, Fund, or any other facility directly as a member, subscriber, or participant, or indirectly by way of reinsurance. This exclusion shall not apply to Worker's Compensation assigned risks which may be currently or subsequently covered hereunder or any involuntary assessments from any Pool Association, Joint Underwriting Association, Syndicate, Exchange, Plan or Fund.

     5. Construction and maintenance of Caisson or Coffer Dams (except earth filled Dams).

     6. Manufacturing, packing, handling or shipping of explosives, explosive substances intended for use as an explosive, ammunition, fuses, arms or fireworks.

     7.       Manufacturing, Production and Refining Petroleum or its products.

     8.       Professional Sports Teams.

     9.       Railroad Operations.

     10.      Oil and Gas drilling, refining, production or manufacturing.

     11.      Underground Mining.

     12.      Tunneling Operations involving tunnels over 100 feet.

     13. Wrecking or Demolition of buildings, structures or vessels over 5 stories in height.

     14. Asbestos, Lead Paint or other toxic substance abatement, when written as such.

     15.      Maritime or Jones Act (except for USL&H)

                                   ARTICLE 5

TERRITORY

This Agreement covers original policies wherever issued in the United States of America, and reinsured under the Original Reinsurance Agreement by the Retrocedant.



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


                                   ARTICLE 6

DEFINITIONS

A. "Policy" or "policies" means all original policies, contracts, binders, certificates or agreements of insurance whether written or oral, issued by the Original Company and reinsured 100% by the Retrocedant.

B. "Gross Net Written Premium" means the Gross Net Written Premium assumed by the Retrocedant under the Original Agreement, being Gross Written Premium less return premiums and dividends paid on policies that are written subject to a loss sensitive dividend plan. (For original business that is written subject to an installment billing plan, the premium shall be considered written thirty (30) days after the day which they became due to the original Company.) Additionally, the Retrocedant's proportionate share of reinsurance premium due for the Reinsurance protection excess of $500,000 each loss (as detailed under Article 10 - OTHER REINSURANCE) shall be deducted from the Retrocedant's retained Gross Net Written Premium.

     "Gross Net Earned Premium" means the Earned portion of the Gross Net Written Premium as defined above, calculated by applying the incoming Unearned Premium if any at the beginning of the period plus the Gross Net Written Premium less the Unearned if any at the end of the Agreement.

C. "Loss" means the amount paid by the Retrocedant or for which the Retrocedant has become liable to pay under the Original Reinsurance Agreement and in turn covered under this retrocession (including, but not limited to, amounts in settlement of claims and suits and in satisfaction of judgments, and interest accrued prior to final judgment if such interest is included as part of loss under the policies). All salvages and subrogations will be deducted from the amount of loss. Loss will not include loss expense unless loss expense is included within the limit of liability of policies reinsured under the Original Reinsurance Agreement.

D. "Loss expense" means all expenses incurred by the Retrocedant as respects the investigation, appraisal, adjustment, settlement, litigation, appeal, and/or defense of claims under the policies reinsured under the Original Agreement (including, but not limited to, attorneys' fees; court costs; interest accrued prior to final judgment if it is included as part of loss expense under the policies; interest accrued after final judgment; and salaries and expenses of employees of the Original Company who have been diverted from their normal and customary duties and assigned to the field adjustment of losses under this Agreement). Loss expense will also include coverage dispute expense and monitoring expense. The Retrocessionaire will bear its proportionate share of all loss expense in addition to its liability hereunder unless such loss expense is included as part of loss under the policies



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



     and will benefit accordingly in all salvages, subrogation, discounts, and other recoveries. Loss expense excludes unallocated loss expense, (i.e. internal office expenses, salaries, per diem, and other remuneration of Original Company employees who have not been diverted from their normal and customary duties and assigned to the field adjustment of losses under this Agreement).

E. "Coverage dispute expense" means all expenses (including, but not limited to, attorneys' fees, arbitration costs, and court costs) the Original Company has paid, or has become liable to pay, in connection with any coverage disputes regarding the policies reinsured under the Original Agreement, including, but not limited to, declaratory judgment actions and arbitration proceedings brought to determine the defense and/or indemnification obligations attributable to such policies. Coverage dispute expense will be deemed to have been incurred by the Original Company on the date the loss was suffered, or allegedly suffered, under the policy.

F. "Monitoring expense" means all expenses the Original Company has paid in connection with claims under this Agreement, including, but not limited to, attorneys' fees and all other legal expenses, when such expenses were incurred by directly assisting in the handling of claims or by acting in a supervisory, reviewing, or advisory capacity. Monitoring expense will be deemed to have been incurred by the Original Company on the date the loss was suffered, or allegedly suffered, under the policy.

                                   ARTICLE 7

REINSURANCE PREMIUM AND COMMISSION

A. The Retrocedant, either directly or through the Underwriting Manager, will remit to the Retrocessionaire its proportionate share of the Gross Net Written Premium on all policies inforce, written or renewed under the Original Reinsurance Agreement with an effective date on or after the inception of this Agreement, for sections A-C as described in Article 2-Cover.

B. The Retrocessionaire shall allow the Retrocedant a commission equal to 30% of all Gross Net Written Premiums ceded hereunder (before cost of inuring Excess of Loss Reinsurance). Such commission shall include reimbursement for acquisition costs, premium taxes and fees. Assessments and residual market loads shall be paid for the 100% portfolio of business by the Retrocessionaire to the Retrocedant separately and in addition to commission for reimbursement to the Original Company as detailed in Paragraph C of Article 2-Cover. The Retrocedant shall allow the same 30% return commission on return premiums.

C. It is understood that the amount of the commission in excess of the 30% allowance paid to the Retrocedant for reimbursement to the Original Company, pursuant to



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     Article 7(B), will be adjusted annually, utilizing the December 31 figures, based on the figures provided by the Original Company.

                                   ARTICLE 8

PROFIT COMMISSION

The Retrocedant shall pay the Retrocessionaire a profit commission (as respects the Retrocedant's retained 50% portion after cession hereunder) equal to 75% of the Retrocedant's profit (being gross net earned premium, as defined in Article 6, Paragraph B, less ceding commission less incurred losses and loss adjustment expense) less 6% of Gross Net Earned Premium for the Retrocedant's reinsurance management expenses. The profit commission calculation shall take place 48 months after the inception of this Agreement, (being September 1, 1999) and shall be recalculated and adjusted annually thereafter until all losses are settled.

                                   ARTICLE 9

REPORTS AND REMITTANCES.

A. Within 30 days after the end of each month, the Retrocedant, either directly or through the Underwriting Manager, will furnish the Retrocessionaire with a report summarizing the following information for business transacted during the month:

     1.       Gross Net Written Premium; less
     2.       Commission allowance to the Retrocedant; less
     3.       Paid losses and loss expense; less
     4. Amounts paid in respect of extra contractual obligations and/or excess limits liability; plus
     5.       Monies recovered;
     6. Balance (items 1-2-3-4+5 above) due to the Retrocessionaire (or, if negative balance, to the Retrocedant).

B. Amounts due the Retrocessionaire will be remitted with the report. Amounts due the Retrocedant will be remitted within 10 days following the Retrocessionaire's receipt and verification of the report.

C. In addition, the Retrocedant, either directly or through the Underwriting Manager, will furnish the Retrocessionaire a monthly statement showing the unearned premium, the total reserves for outstanding losses including loss adjustment expense and such other information as may be required by the Retrocessionaire for completion of its NAIC annual statements.



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                                   ARTICLE 10

OTHER REINSURANCE

A. Excess of Loss Reinsurance Coverage for 100% of loss excess of $500,000 each and every occurrence is deemed to be in place and shall inure to the benefit of both the Retrocedant and Retrocessionaire. Premium for such cover shall be paid by the Retrocedant and Retrocessionaire in proportion to their interests, being 50% each. This Excess of Loss Reinsurance Coverage shall be liable for 100% of the amount by which such 100% subject loss exceeds $500,000, but the liability shall not exceed statutory limits for Workers' Compensation or $2,000,000 for Employers' Liability as respects any one occurrence. In the event this Excess of Loss Reinsurance Coverage is not kept in place, the Retrocessionaire shall assume 100% of all losses in excess of $500,000 from the Retrocedant including any differences in conditions which might fall outside this contract excess $500,000.

B. "Occurrence" as used in the Excess of Loss Reinsurance Agreement, unless otherwise defined in the original policies reinsured thereunder, will mean each and every accident, disaster, occurrence or casualty or series of accidents, disasters, occurrences or casualties arising out of one event. Occupational disease sustained by each employee shall be deemed to be one separate occurrence and the occurrence shall be deemed to take place on the date upon which the employee is last exposed to work conditions allegedly causing such occupational disease.

                                   ARTICLE 11

LOSSES AND LOSS ADJUSTMENT EXPENSES

A. The Retrocessionaire shall pay to the Retrocedant, either directly or through the Underwriting Manager, its proportionate share of all loss and loss expense (including coverage dispute expense and monitoring expense), as defined in Article 6 of this Agreement.

B. The Retrocessionaire agrees to abide by all disposition of claims, including exgratia settlements, directed by the Retrocedant and/or the Original Company and/or the Underwriting Manager as the Original Company's agent, or as directed or amended by enactment or interpretation by any legislative, regulatory, or judicial body, provided that: (i) the Original Company and/or the Underwriting Manager, as applicable, shall settle all claims in accordance with the underlying policies and applicable law, and
     (ii) the Original Company and/or the Underwriting Manager shall comply with all provisions of this Article.

C. The Retrocedant, either directly or through the Underwriting Manager as its agent, shall report promptly to the Retrocessionaire, as in the Original Reinsurance



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     Agreement, each claim or loss for which the Retrocedant's estimated amount of gross loss exceeds $100,000 or more.

D. When so requested, and as applicable, the Retrocedant will afford the Retrocessionaire, at its own expense, an opportunity to be associated with the Retrocedant in the defense of any claim, suit, or proceeding involving this Agreement, and the Retrocedant and the Retrocessionaire will cooperate in every respect in such defense.

E. The Retrocessionaire shall benefit pro rata in all salvages, discounts and other recoveries.

                                   ARTICLE 12

EXTRA CONTRACTUAL OBLIGATIONS

A. This Agreement will cover 100% of any extra contractual obligations, as defined in this Article, and is intended to follow that contained in the Original Reinsurance Agreement.

B. "Extra contractual obligations" are defined as those liabilities not covered under any other provision of this Agreement which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Original Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

C. The date on which an extra contractual obligation is incurred by the Original Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence.

D. However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Original Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

E. Recoveries from any form of insurance or reinsurance which protects the Original Company against claims the subject matter of this Article will inure to the benefit of the Retrocedant under the Original Reinsurance Agreement, and the Retrocessionaire under this Agreement and shall be deducted to arrive at the amount of the Retrocessionaire's liability under this Article.



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F.   Should any Extra Contractual Obligations arise between the Original
     Company and the Retrocedant, any such liabilities shall be shared proportionately between the Retrocedant and Retrocessionaire.

                                   ARTICLE 13

EXCESS LIMITS LIABILITY

A. In the event a third party claimant is awarded an amount in excess of the Original Company's policy limit and as a result of the Original Company's alleged or actual tortious conduct in the handling of the investigation, defense or settlement of the claim made against the Original Company's insured an action is taken by the insured or assignee and a judgment rendered against the Original Company for an amount in excess of the Original Company's policy limit, 100% of only that portion of the award made to the third party claimant which is in excess of the Original Company's policy limit shall be added to the amount of the Original Company's policy limit and the sum thereof shall be considered one loss under the Original Reinsurance Agreement and under this Agreement, subject to the provision in (B) below and other provisions, exclusions and limitations set forth in this Agreement.

B. Recoveries from any form of insurance or reinsurance which protects the Original Company against claims the subject matter of this Article will inure to the benefit of the Retrocedant under the Original Reinsurance Agreement and the Retrocessionaire under this Agreement, and shall be deducted to arrive at the amount of the Retrocessionaire's liability under this Article.

                                   ARTICLE 14

INSOLVENCY

In the event of the insolvency of the Retrocedant and the appointment of a conservator, liquidator, receiver or statutory successor, the reinsurance provided by this Agreement shall be payable by the Retrocessionaire directly to the Retrocedant or its liquidator, receiver or statutory successor on the basis of the liability of the Retrocedant under the contract or contracts reinsured. Subject to the right of offset and the verification of coverage, the Retrocessionaire shall pay its share of the loss without diminution because of the insolvency of the Retrocedant. The liquidator, receiver or statutory successor of the Retrocedant shall give the Retrocessionaire written notice of the pendency of each claim against the Retrocedant on a policy or bond reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the Retrocessionaire may, at its own expense, investigate such claim and interpose in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Retrocedant, its liquidator, receiver or statutory successor. Subject to court approval, any expense thus incurred by the Retrocessionaire shall be chargeable against the Retrocedant as part of the expense of liquidation to the extent of such proportionate share of the benefit as shall accrue to the Retrocedant solely as a result of the defense undertaken by the Retrocessionaire. The reinsurance shall be payable as set forth above except where this Agreement specifically provides for the payment of reinsurance proceeds to another party in the event of the insolvency of the Retrocedant.


                                   ARTICLE 15

OFFSET

Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balance or balances whether on account of premiums or on account of losses or otherwise, due from such party to the other (or, if more than one, any other) party hereto under this Agreement or under any other reinsurance agreement heretofore or hereafter entered into by and between them, and may offset the same against any balance or balances due or to become due to the former from the latter under the same or any other reinsurance agreement between them; and the party asserting the right of offset shall have and may exercise such right whether the balance or balances due or to become due to such party from the other are on account of premiums or on account of losses or otherwise and regardless of the capacity, whether as assuming insurer or as ceding insurer, in which each party acted under the agreement or, if more than one, the different agreements involved, provided, however, that, in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the laws of the insolvent party's state of domicile.


                                   ARTICLE 16

CURRENCY

All payments made by either party hereunder will be in United States Dollars.

                                   ARTICLE 17

ERRORS AND OMISSIONS

Inadvertent delays, errors, or omissions made in connection with this Agreement or any transaction hereunder will not relieve either party from any liability that would have attached had such delay, error, or omission not occurred;
but the liability of the Retrocessionaire under this Agreement shall in no event be extended to cover any risks, perils or classes of insurance generally or specifically excluded therein.

                                   ARTICLE 18

SALVAGE AND SUBROGATION

The Retrocessionaire will be credited with its proportionate share of any salvage or subrogation recoveries (i.e. as under the Original Reinsurance Agreement, reimbursement obtained or recovery made by the Original Company, less the actual cost, excluding salaries of officials and employees of the Original Company, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving policies reinsured under the Original Agreement and in turn hereunder. If the recovery expense exceeds the amount recovered, the amount recovered (if any) will be applied to the reimbursement of recovery expense and the remaining expense will be borne by the Retrocessionaire.

                                   ARTICLE 19

ARBITRATION

This Agreement may be altered or amended in any of its terms and conditions by mutual consent of the Retrocedant and the Retrocessionaire by addenda hereto or by an exchange of letters requesting acceptance of revised pages or special acceptances. Such addenda or letters will then constitute a part of this Agreement.

                                   ARTICLE 20

ACCESS TO RECORDS

The Retrocedant, either directly or through the Underwriting Manager, shall place at the disposal of the Retrocessionaire and the Retrocessionaire shall have the right to inspect, through its authorized representatives, at all reasonable times during the currency of this Agreement and thereafter, the books, records and papers of the Retrocedant and the Underwriting Manager pertaining to the reinsurance provided hereunder and all claims made in connection therewith.

                                 ARTICLE 21
ARBITRATION

A. If any dispute arises between the Retrocedant and Retrocessionaire with reference to the interpretation, performance, or breach of this Agreement (whether the dispute arises before or after termination of this Agreement), such dispute, if not resolved by the parties must be submitted to non binding mediation. If such dispute is not resolved by non binding mediation within sixty (60) days it will then be submitted to final and binding arbitration.



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



B. As a condition precedent to any right of action hereunder, any dispute arising out of this Agreement shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in Stamford, Connecticut unless otherwise agreed.

C. The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies. Each party shall appoint its arbitrator and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, each of them shall name three, of whom the other shall decline two and the decision shall be made by drawing lots. The arbitrators will not be obliged to follow judicial formalities or rules of evidence except to the extent required by the law of the state of Minnesota.

D. The claimant shall submit its initial brief within 20 days from appointment of the umpire. The respondent shall submit its brief within 20 days after receipt of the claimant's brief and the claimant may submit a reply brief within 10 days after receipt of the respondent's brief

E. The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction thereof.

F. Each party shall bear the expense of their own arbitrator and will jointly and equally bear with the other party the cost of the umpire and arbitration. Additionally, the Retrocessionaire agrees to hold harmless and fully indemnify the Retrocedant as respects its obligation to the Original Company in respect to all costs and expenses, of whatsoever nature incurred or suffered by the Retrocedant in the event arbitration proceedings are initiated between the Retrocedant and the Original Company and/or its Underwriting Manager.

     The Retrocessionaire agrees to hold harmless and fully indemnify the Retrocedant in respect to all costs and expenses, of whatsover nature incurred or suffered by the Retrocedant in the event of arbitration proceeds are initiated between the Original Company and the Underwriting Manager and/or between the Original Company and the Retrocedant.

G. It is agreed that the jurisdiction of the arbitrators to make or render any decision or award shall be limited by the limit of liability expressly herein before set forth, and that the arbitrators shall have no jurisdiction to make any decision or render any award exceeding such expressly stated limit of liability of the Retrocessionaire under Article 2-Cover, nor do they have the jurisdiction to authorize any punitive, exemplary or consequential damage awards between the parties hereto.

                                   ARTICLE 22

RESERVES AND TAXES

A. The Retrocessionaire shall maintain legal reserves with respect to unearned premiums and claims hereunder.

B. The Retrocedant will be liable for all taxes on premiums reported to the Retrocessionaire hereunder and will reimburse the Retrocessionaire for such premium taxes where the Retrocessionaire is required to pay the same directly to the taxing authority.

                                   ARTICLE 23

COMMUTATION

To be agreed.

                                   ARTICLE 24

HEADINGS

The Article headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                                   ARTICLE 25

LOSS FUNDING

(To apply in the event the Retrocessionaire does not maintain its Admitted Security status in Minnesota by keeping $50,000,000 in policyholders' surplus and in such event that the Retrocessionaire does not provide a funds withheld alternative arrangement agreed by the Retrocedant.)

With respect to losses, funding will be in accordance with the attached Loss Funding Clause unless the requirements of regulatory authorities in the jurisdiction involved are not met by this Clause, in which event the Retrocessionaire will fund in accordance with the requirements of such regulatory authorities.

                                   ARTICLE 26

INTERMEDIARY

G.J. Sullivan Company is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications relating thereto shall be transmitted to the Company and the Reinsurer through G.J. Sullivan Company, 800 West Sixth Street, Los Angeles, California 90017, except those relating to payments hereunder. All payments, and all correspondence relating to payments hereunder, shall be transmitted directly between the Company and the Reinsurer.

                                  LOSS FUNDING

(This clause is only applicable to those Retrocessionaire's who cannot qualify for credit by the regulatory authorities having jurisdiction over the Retrocedant's loss reserves.)

As regards policies or bonds issued by the Retrocedant coming within the scope of this Agreement, the Retrocedant agrees that, when it shall file with the Insurance Department or set up on its books reserves for losses covered hereunder which it shall be required by law to set up, it will forward to the Retrocessionaire a statement showing the proportion of such loss reserves which is applicable to them. The Retrocessionaire hereby agrees that it will apply for and secure delivery to the Retrocedant of a clean, irrevocable and unconditional Letter of Credit, issued by a bank chosen by the Retrocessionaire and acceptable to the appropriate insurance authorities, in an amount equal to the Retrocessionaire's proportion of reserves in respect of known outstanding losses that have been reported to the Retrocessionaire and allocated loss expenses relating thereto as shown in the statement prepared by the Retrocedant. Under no circumstances shall any amount relating to reserves in respect of Incurred But Not Reported losses or any application thereto be included in the amount of the Letter of Credit.

The Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date the issuing bank shall notify the Retrocedant by registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

Notwithstanding any other provision of this Agreement, the Retrocedant or its successors in interest may draw upon such credit at any time without diminution because of the insolvency of the Retrocedant or of the Retrocessionaire for one or more of the following purposes only:

     (a) To pay the Retrocessionaire's share or to reimburse the Retrocedant for the Retrocessionaire's share of any loss reinsured by this Agreement, the payment of which has been agreed by the Retrocessionaire and which has not been otherwise paid.

     (b) To make refund of any sum which is in excess of the actual amount required to pay the Retrocessionaire's share of any liability reinsured by this Agreement.

     (c) In the event of expiration of the Letter of Credit as provided for above, to establish deposit of the Retrocessionaire's share of known and reported outstanding losses and allocated expenses relating thereto under this Agreement. Such cash deposit shall be held in an interest bearing account separate from the Retrocedant's other assets, and interest thereon shall accrue to the benefit of the Retrocessionaire.

The bank chosen for the issuance of the Letter of Credit shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Retrocedant or the disposition of funds withdrawn, except to ensure that withdrawals are made only under the order of properly authorized representatives of the Retrocedant.

At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Retrocedant shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Retrocessionaire's share of known and reported outstanding losses and allocated expenses relating thereto. If the statement shows that Retrocessionaire's share of such losses and allocated loss expenses exceeds the balance of credit as of the statement date, the Retrocessionaire shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Retrocedant of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If, however, the statement shows that Retrocessionaire's share of known and reported outstanding losses plus allocated loss expenses relating thereto is less than the balance of credit as of the statement date, the Retrocedant shall, within thirty (30) days after receipt of written request from the Retrocessionaire, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in duplicate this 10th day of May, 1996, Stamford, Connecticut.




ACCEPTED:
CHARTWELL REINSURANCE COMPANY


-----------------------------

/s/ Allison H. Gooden
-----------------------------
Attested by:




IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in duplicate this 21st day of May, 1996, Sarasota, Florida.



                                                       RISCORP INSURANCE COMPANY


                                                       -------------------------



                                                       -------------------------
                                                       Attested by: